UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under Rule 14a-12

REGENERON PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11. (1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

E-MAIL COMMUNICATION FROM ROSS
GROSSMAN, VICE PRESIDENT OF HUMAN
RESOURCES, TO ALL EMPLOYEES, SENT ON
NOVEMBER 17, 2004

     Over the last several months, Regeneron management and the Compensation Committee of the Board of Directors have worked together to evaluate the Company’s long-term incentive compensation programs. Following this evaluation, the Compensation Committee recommended, and the Board of Directors approved, subject to shareholder approval, a Stock Option Exchange Program which would provide an opportunity for eligible employees who hold stock options with a per share exercise price of at least $18 to exchange those options for a lesser number of replacement stock options based on the exchange ratios described below. The replacement stock options would have a per share exercise price equal to the fair market value of Regeneron Common Stock on the date that the replacement options are granted. That date will be at least twenty business days after the Company formally commences an Offer to Exchange to implement the Stock Option Exchange Program.

     The Company has filed preliminary proxy materials with the Securities and Exchange Commission (the SEC) relating to the proposal to have shareholders approve this program. You can read the full proxy statement in its preliminary form on our website (www.regeneron.com) under the Investor Relations page. The proposal is expected to be voted on by Regeneron’s shareholders at a special shareholder meeting that will be scheduled once the timing of our mailing of definitive proxy materials is known. Since that timing will depend on the duration of any SEC review process, we cannot predict now when the special shareholder meeting will be convened. However, we hope to be able to hold the meeting in December 2004 or January 2005. If the shareholders approve the exchange program, we would expect to grant replacement options under the program in January 2005 with an exercise price equal to the fair market value of Regeneron Common Stock on the grant date. This program was proposed because we and the Board of Directors recognize that the talent and dedicated efforts of our employees are critical to the Company’s long-term success, and stock options have proven to be an effective tool to retain, motivate, and reward employees.

     Regeneron has not commenced the Stock Option Exchange Program referred to both in this e-mail and the preliminary proxy materials referred to above. When we commence the exchange program, we will distribute to each eligible employee appropriate materials describing the program in detail in order to help you decide whether you want to participate in the exchange program. Eligible option holders should read these written materials carefully because they will contain important information about the program. The Stock Option Exchange Program will remain open for at least twenty business days and, of course, will be contingent upon the approval of the shareholders at the special shareholders’ meeting and other terms and conditions.

     I know that, as you think about the Stock Option Exchange Program, you will have many questions. Following the commencement of the exchange program, we plan to communicate further in writing and at meetings in Tarrytown and Rensselaer. At this point, however, we want to provide answers to some of your likely questions:

How do I participate in the exchange program?

We have not commenced the exchange program. Once the exchange program is commenced, eligible employees will receive additional information, including an Offer to Exchange, which will set forth the procedures for tendering your options and participating in the exchange program.

Who will be eligible for the exchange program if shareholders approve it?

Regular Regeneron employees, other than the Chief Executive Officer, who work an average of at least 20 hours per week and who are actively employed by the Company on the date the Offer to Exchange expires will be eligible to participate in the exchange once it is commenced. Participation in the exchange program will be subject to the conditions specified in the Offer to Exchange, including obtaining shareholder approval. Employees who meet the eligibility requirements at the commencement of the exchange program but do not satisfy these requirements on the expiration date will not be eligible to exchange their options. The expiration date of the Offer to Exchange is currently expected to be some time in January 2005, but it could change. Of course, if on the expiration date you are not actively at work because of illness, vacation, short-term leave, or other similar reasons, that will not disqualify you from participating in the program.

What if the shareholders do not approve the exchange program?

The exchange program is contingent upon the approval of the shareholders at the special meeting of shareholders. If the shareholders do not approve the exchange program and you previously elected to participate in the program, that election will have no effect and your old stock options will continue under their existing terms and conditions.

If I have options that are eligible for exchange, do I have to exchange them for replacement options?

No. The program is completely voluntary. Once the program is commenced, and assuming shareholder approval of the program, you may exchange all of your eligible options, some grants but not others, or no options. However, if you choose to exchange options from a particular grant, you must exchange all options in that grant.

Will I receive one option for every option I exchange?

No. Options will be exchanged according to exchange ratios that are intended to reflect the lower value of the existing eligible options, which have per share exercise prices above the current stock price of Regeneron’s Common Stock, and the higher value of the replacement options, which will have a per share exercise price equal to the fair market value of Regeneron’s Common Stock on the date of the grant of the replacement options. Since options with a lower exercise price have a higher value than similar options with higher exercise prices, the higher the exercise price of the options exchanged, the fewer replacement options you will receive. The exchange ratios (that is, how many old options you need to surrender to get one replacement option) for options with various exercise prices are shown in the following table.

Exercise Price	Exchange Ratio (# of existing eligible options/# of replacement options)
$18.00-$28.00	1.5 to 1
$28.01-$37.00	2 to 1
Above $37	3 to 1

Will my replacement options have the same vesting schedule as the options I exchange?

No. All replacement options issued in the exchange program, including replacement options exchanged for old, fully vested options, will have a new vesting period. Replacement options for employees other than the Senior and Executive Vice Presidents will vest in equal installments over four years (i.e., 25% on each of the first, second, third, and fourth anniversaries of the replacement options grant date). Replacement options for the Senior and Executive Vice Presidents will vest the first time the Company records twelve-month worldwide gross sales of Company products of at least $100 million, but no earlier than three years from the grant date. Of course, vesting for all replacement options will be subject to the option holder’s continued employment on the applicable vesting date.

Will the replacement options have a 10 year life?

No. Replacement options generally will have the same life as the life remaining on the exchanged option you turn in. However, if the life remaining on the options you turn in as part of the exchange is less than 6 years, the term of the replacement option will be 6 years. For example, if you exchange options granted in January 2001, which expire in December 2011, your new replacement option issued in January 2005 will also expire in December 2011. On the other hand, if you exchange options granted in January 2000, which expire in January 2010, your new replacement options issued in January 2005 will expire in January 2011 (i.e., 6 years from the date of grant of the replacement options).

I currently have incentive stock options. Will my new options be incentive stock options?

If you surrender incentive stock options for exchange, the replacement options you receive will be incentive stock options to the extent permitted by IRS rules. Otherwise, the replacement options will be non-qualified stock options.

If I elect to exchange options, will the exchange itself subject me to any income taxes?

No. The exchange of options under the exchange program should be treated as a non-taxable exchange.

When will I know the exercise price of my replacement option grants?

The exercise price of the replacement options will equal the fair market value of Regeneron Common Stock on the expiration date of the exchange program. The fair market value is calculated as the average of the high and low share price on that date.

How do I know if I am eligible to participate? How do I find out how many eligible options I have and what their exercise prices are?

We will provide you with this information when we commence the option exchange program. You can at any time confirm what options you have, their grant dates, exercise prices, vesting dates, and other information by going to www.optionslink.com <http://www.optionslink.com/>. Employees who do not have their optionslink password should send an email to optionslink@etrade.com <mailto:optionslink@etrade.com> and request their Regeneron logon information. You may also call 1-800-838-0908, press 0 to speak to a customer service agent, and ask for your Regeneron logon information.

What will happen if I do nothing in response to the exchange offer?

Nothing will change. All of your current stock options will continue to be valid and will continue to vest with continued service. Their exercise price, vesting schedule, and other terms will not change.

     While many of you may have additional questions at this time, we ask that you please not contact Human Resources with questions about the exchange program until you have had the opportunity to read the written materials that will be sent to your attention concerning the Stock Option Exchange Program, including the Offer to Exchange. In addition, we plan to schedule meetings in Tarrytown and Rensselaer to review the exchange program once it is commenced.

*     *     *     *     *

     Additional Information About the Stock Option Exchange Program and Where to Find It

This does not constitute an offer to holders of options to exchange their options. At the time the Stock Option Exchange Program is commenced, we will provide eligible employees with written materials, including an Offer to Exchange, explaining the precise terms, conditions and timing of, and procedures for accepting, such offer, and will file those materials with the Securities and Exchange Commission (the SEC). Eligible employees should carefully read those materials, when they become available, because they will contain important information about the Stock Option Exchange Program.

The exchange of options contemplated by the Stock Option Exchange Program is also subject to shareholder approval of an amendment to our 2000 Long-Term Incentive Plan to expressly authorize the program. In connection with seeking such shareholder approval at a special meeting of shareholders to be convened as soon as practicable, on November 17, 2004 we filed with the SEC preliminary forms of, and expect to file with the SEC definitive forms of, a proxy statement and other relevant materials. Shareholders should carefully read the applicable proxy statement and other relevant materials, when they become available, because they contain or will contain important information concerning the Stock Option Exchange Program and the proposed amendment to our 2000 Long-Term Incentive Plan to expressly authorize the program. Regeneron Pharmaceuticals, Inc. and its directors, executive officers, and certain of its employees may be deemed to be participants in the solicitation of proxies from our shareholders with respect to approval of such proposed amendment. Information regarding the names, affiliations, and interests of the participants in the solicitation is included in the preliminary form of, and will be included in the definitive form of, the proxy statement filed or to be filed with the SEC.

Free copies of the preliminary proxy statement, and the definitive proxy statement, the Offer to Exchange and related materials (when they are available), and any other materials filed by Regeneron Pharmaceuticals, Inc. with the SEC, may be obtained at the SEC’s website at http://www.sec.gov or from Regeneron at our website www.regeneron.com, or by directing a request to our Investor Relations Department at 777 Old Saw Mill River Road, Tarrytown, New York 10591.